Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Keya Epps Manager Investor Relations 302-778-8227	Elise A. Garofalo Director Investor Relations

GrafTech Reports 2004 Year End and Fourth Quarter Results

        Wilmington, DE – March 15, 2005 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the year and fourth quarter ended December 31, 2004.

2004 Annual Highlights

o	Net sales increased 19 percent, to $848 million, versus 2003.

o	Graphite electrode sales volume increased 11 percent, to 222.2 thousand metric tons, and average graphite electrode sales revenue per metric ton increased 7 percent, to $2,515.

o	Increased electronic thermal management net sales to $12 million, a $10 million increase over 2003. During the year, GTI expanded its global team and secured orders in several new ultra lightweight laptops, including Dell, Sony and Panasonic, and in new applications including cell phones and next generation plasma display panel televisions.

o	Gross profit increased approximately 25 percent, to $210 million, versus 2003.

o	EBITDA increased 40 percent to $147 million, before $21 million of Other Expense, net, as compared to $105 million, before $12 million of Other Income, net, in 2003. (See attached reconciliation of EBITDA.)

o	Strengthened our financial position and enhanced our capital structure:

o	Refinanced revolving credit facility ($215 million) obtaining lower interest rates and increased business flexibility.

o	Paid European Commission (EC) antitrust fine, concluding all EC proceedings; reduced outstanding antitrust obligations by over $70 million.

o	Reduced 10.25 percent senior notes outstanding, GTI’s most expensive debt, by $58 million. In the past two years, GTI reduced these notes by $115 million.

o	Funded $42 million of defined benefit pension obligations that were frozen in 2003.

o	Completed $225 million 1.625 percent convertible senior debenture offering.

o	Eliminated high cost accounts receivable factoring (approximately $45 million).

o	Net income for 2004 was $17 million, or $0.17 per diluted share, versus a net loss of $24 million, or $(0.36) per share, for 2003.

o	Net income for 2004 was $44 million, or $0.43 per diluted share, before special charges and Other Expense, net, versus net income of $12 million, or $0.18 per share, before such items for 2003. (See attached comparative reconciliation of earnings per share.) In 2004, net income of $0.43 per diluted share before special charges reflects a $0.02 per share dilutive effect from GTI’s contingent convertible debt.

2004 4th Quarter Highlights

o	Net income for 4Q04 was $9 million, or $0.09 per diluted share, versus a net loss of $28 million, or $(0.30) per share, in 4Q03.

o	Net income was $11 million, or $0.11 per diluted share, before $2 million of benefit from lower than expected restructuring costs (before and after tax), $3 million (before and after tax) of special non-cash tax charges, $3 million ($2 million after tax) of Other Expense, net, and $1 million (before and after tax) of accelerated benefits from interest rate risk management activities. (See attached comparative reconciliation of earnings per share.) This considers the effect of GTI’s contingent convertible debt.

o	Net sales increased 23 percent, to $232 million, versus 4Q03.

o	Gross profit increased 26 percent, to $57 million, versus 4Q03.

o	Lower than planned SG&A expenses in 4Q04, due to lower postretirement and variable compensation expense, were offset by higher interest expense of $2 million and higher cumulative tax expense in the quarter of $1 million resulting from a higher annual effective tax rate.

o	EBITDA increased 41 percent to $41 million, before $3 million of Other Expense, net, as compared to $29 million, before $3 million of Other Income, net, in 4Q03. (See attached reconciliation of EBITDA.)

Summary Information

Dollars in millions except per share numbers	2002		2003	2004	2004 vs 2003
Net sales	$596		$712	$848	+19.1%
Gross profit	$135		$168	$210	+24.6%
Gross margin	22.7%		23.6%	24.7%
EBITDA before special items*	$70		$105	$147	+40%
EBITDA* margin	11.7%		14.7%	17.3%
Interest expense	$60		$45	$39	-13%
Net income before special items *	$(14)		$12	$44	+266%
EPS before special items *	$(0.2	5)	$0.18	$0.43	+138%
Weighted average diluted shares (including impact of contingent convertible debt on shares in 2004)	56		68	110.9

        *Non-GAAP financial measures. See attached reconciliations.

        Craig Shular, Chief Executive Officer of GTI, commented, “We grew our revenues across all of our lines of business in 2004, resulting in a 19 percent increase year over year. Graphite electrode pricing strengthened throughout the year and we shipped 222,200 metric tons. We also made significant progress in commercializing our electronic thermal management (ETM) products, securing key wins from industry leaders like Samsung and Dell, among others, and penetrated a wide array of end markets, including cell phones, laptops and plasma televisions. ETM sales grew significantly from just $2 million in 2003 to our targeted $12 million level in 2004.”

        “Overall, we delivered a 40 percent increase in EBITDA and more than tripled net income before special items despite persistent upward cost pressures on most of our major raw materials and the weakening US dollar. These results drove sequential improvements in cash flow from operations over the last three quarters, even after considering uses of cash for working capital, legacy antitrust liabilities and restructuring and pension payments. We were successful in reducing our obligations, including over $100 million of antitrust and pension liabilities, and also reduced our 10.25% senior notes, our most expensive debt, by $58 million during the year. Reducing these obligations allows us to improve future profitability and cash flow.”

        Mr. Shular, continued, “Recently, we refinanced our existing revolving credit facility. Through this refinancing, we achieved lower interest rates, reducing spreads by over 112 basis points, less restrictive financial covenants and increased business flexibility. GrafTech has no significant debt maturities before 2010. Our improved performance in 2004 positioned us for this successful refinancing.”

        “Lastly, we are pleased to announce that we have completed the assessment of our internal controls over financial reporting, as required by the Sarbanes-Oxley Act, and concluded GTI’s controls are effective. As we reported last year, the efforts associated with Sarbanes-Oxley caused us to incur significant costs, approximately $5 million, and demanded considerable employee resources.”

Synthetic Graphite Line Of Business

(Graphite electrodes, cathodes and advanced synthetic graphite products)

        The synthetic graphite line of business had net sales of $206 million in the 2004 fourth quarter as compared to $172 million in the 2003 fourth quarter. The increase was primarily due to higher prices and sales volume of graphite electrodes. The average sales revenue per metric ton of graphite electrodes was $2,560 in the 2004 fourth quarter as compared to $2,412 in the 2003 fourth quarter. Approximately half of the increase in price was due to benefits from net changes in currency exchange rates, primarily the Euro. Graphite electrode sales volume was 59.9 thousand metric tons, 13 percent higher than in the same period in 2003, primarily due to strong market demand and GTI’s success in penetrating new market segments.

        Gross profit for the synthetic graphite line of business was $51 million in the 2004 fourth quarter, 24 percent higher than in the same period in 2003. The increase in gross profit was primarily due to higher graphite electrode net sales. These improvements were partially offset by higher raw material, energy and freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 24.6 percent in the 2004 fourth quarter as compared to 24.3 percent in the 2003 fourth quarter.

Other Lines Of Business

(Natural graphite (AET) and advanced carbon materials lines of business)

        Net sales for GTI’s other businesses totaled $26 million for the 2004 fourth quarter as compared to $17 million in the 2003 fourth quarter. The increase in net sales was primarily due to an increase in ETM sales from approximately $1 million in the 2003 fourth quarter to $4 million in the 2004 fourth quarter and higher sales volume of carbon refractory products. Gross profit was $6 million, or 22.8 percent of net sales, as compared to $4 million, or 18.9 percent of net sales, in the 2003 fourth quarter. Gross profit increased primarily due to higher net sales.

        For the year 2004, net sales for GTI’s other businesses totaled $97 million, over 31 percent higher than in 2003, and gross profit improved to $23 million, or 23.8 percent of net sales, from $17 million, or 23.1 percent of net sales in 2003. Net sales and gross profit increased primarily due to higher net sales of ETM products, which increased from $2 million in 2003 to $12 million in 2004, and higher carbon refractory sales volumes.

      Electronic Thermal Management Highlights

        During the quarter, GTI continued to gain new approvals in demanding applications for its eGRAF® thermal management solutions. eGRAF SpreaderShield™ products were approved for design into an industry leader’s new laptop computer. eGRAF heatsinks also received approvals for use in power conversion and welding equipment applications.

        GTI was recognized by the electronics industry, with its ETM products being named one of the Electronic Design News’ (EDN) best 100 products of 2004. Annually, EDN recognizes the top 100 products in a wide range of technologies from software to computers to electronic components. EDN noted the significant advancements offered by our eGRAF products for the increasingly important thermal management issues confronting the electronics industry, in an article titled “Graphite Spreader Diffuses Thermal Woes.” Other recognized companies include Agilent for software, Cirrus Logic for audio processors and Texas Instruments for chipset miniaturization. Earlier this year, SpreaderShield, an ETM product, received the prestigious R&D 100 Award which recognizes the top 100 new commercialized products globally that exhibit a step change in performance in the industries they serve.

        As previously announced, GTI is accelerating the hiring of resources, targeting the addition of over 50 employees through the first half of 2006. Since the 2004 third quarter, GTI hired sixteen employees, primarily in the product development and marketing groups. These resources will focus on the continued growth of ETM sales as GTI continues to leverage its success to penetrate new customers and end market opportunities.

Corporate

        Selling, general and administrative and research and development expenses were $25 million in the 2004 fourth quarter as compared to $25 million in the 2003 fourth quarter. Selling, general and administrative and research and development expenses in the 2004 fourth quarter were lower than planned primarily due to lower postretirement medical expenses and variable compensation. For 2005, GTI expects selling, general and administrative and research and development expenses to continue at a run rate of $27-28 million per quarter while it continues to invest in research and development, resources for commercialization of our advantaged technologies, information systems and continued Sarbanes-Oxley compliance costs.

        Other Expense, net, was $3 million in the 2004 fourth quarter as gains from the positive impacts of changes in currency exchange rates on Euro-denominated intercompany loans were more than offset by the premium of $2 million paid for the repurchase of $15 million of senior notes outstanding, $3 million associated with a Brazilian tax contingency, $2 million for environmental costs associated with decommissioning closed facilities, $2 million for the write-off of certain fixed assets and about $1 million of negative mark-to-market adjustment associated with our interest rate caps.

        During the 2004 fourth quarter, GTI recorded a net restructuring benefit of $2 million primarily due to a reduction in restructuring cost estimates associated with the closure of its graphite electrode operations in Italy.

        Interest expense was $13 million in the 2004 fourth quarter before approximately $1 million of accelerated benefits resulting from the reduction of senior notes outstanding. This was higher partly due to an increase of over 50 basis points in the 6 month LIBOR rate during the quarter. Interest expense for 2005 is expected to be approximately $49 million based on current market expectations of future LIBOR rates.

        The effective tax rate before special charges and Other Expense, net, for 2004 was approximately 36 percent, higher than planned due to a higher proportion of income in higher tax jurisdictions. During the 2004 fourth quarter, the effective tax rate before special charges and Other Expense, net, was 40 percent due to $1 million of higher tax expense associated with the cumulative impact of a higher effective tax rate for the year. As previously announced in the 2004 third quarter, the Company elected and implemented a tax planning strategy that, together with the recent enactment of the American Jobs Creation Act of 2004 and other planning efforts, accelerated the use of certain tax assets. GTI recorded an additional $3 million of tax expense associated with the impact of this tax strategy on 2004 fourth quarter activity. This tax strategy is expected to result in lower future cash taxes. The 2005 cash tax rate is targeted to be less than 30 percent, whereas the effective tax rate is expected to be between 36 to 38 percent.

        Net debt was $632 million at December 31, 2004. Net cash provided by operations in the 2004 fourth quarter was $11 million after $15 million of voluntary, accelerated pension contributions, primarily for U.S. defined benefit obligations that were frozen in 2003, $3 million of scheduled antitrust payments and $2 million of restructuring payments. GTI accelerated certain 2005 pension contributions into 2004 for tax planning purposes. Capital expenditures were $28 million in the 2004 fourth quarter and $59 million for 2004. Higher capital expenditures in the quarter were mainly due to productivity initiatives throughout our production network, including the previously announced initiatives at GTI’s facilities in France and South Africa.

Outlook

        Graphite Electrodes. Over the course of 2004, GTI modified the terms and conditions under which it sells graphite electrodes to build in more flexibility to adjust product pricing based on market conditions, including, among other things, demand, raw material availability and production costs. After continued assessment of the market conditions for melter graphite electrodes and persistent upward trends in production costs, GTI initiated further graphite electrode pricing actions during the past few months. In December, GTI initiated a base price adjustment of approximately $440 per metric ton. This adjustment was driven by industry dynamics in the melter graphite electrode segment and higher production costs. The price adjustment was implemented for all orders received before November 1, 2004, that were subject to GTI’s modified terms and conditions. As a result of this action and continued book building at higher prices, averaging around $3,500 per metric ton, GTI expects average melter graphite electrode revenue per metric ton to be approximately $600 or 24 percent higher than in 2004. GTI’s current spot price for melter graphite electrodes is $4,000 per metric ton.

        In the non-melter graphite electrode segment, prices vary significantly due to the variety of end markets and performance requirements across those end markets and, to a lesser extent, higher availability of lower grade products. Average revenue per metric ton in this segment is expected to increase approximately $100 as compared to 2004.

        Melter graphite electrodes represent approximately two–thirds of total industry demand for graphite electrodes. The remaining non-melter demand is used in ladle furnaces and non-ferrous applications. GTI’s graphite electrode order book for 2005 is expected to be approximately 70 percent melter electrodes.

	2005E Percent of GTI GE sales volume	Average revenue per metric ton increase 2005E vs. 2004	2005E average revenue per metric ton of graphite electrodes
Melter graphite electrodes	~70%	~$600	--
Non-Melter graphite electrodes	~30%	~$100	--
Total graphite electrodes	100%	$400-$500	$2,900-$3,000

        Based on these actions and results to date, GTI estimates that 2005 average graphite electrode revenue per metric ton, including both melter and non-melter segments, will be between $2,900 and $3,000, approximately 15 to 20 percent higher than in 2004. Graphite electrode sales volume is expected to be approximately 210,000 metric tons for 2005.

        2005 graphite electrode production costs are expected to increase between 10 and 12 percent over 2004. Approximately half of the increase is expected from inflation in production costs, in particular coke, energy and freight. To date, GTI has entered into firm price contracts for approximately 75 percent of its graphite electrode production costs, excluding the impact of changes in currency exchange rates. The balance is expected from the impact of a weaker US dollar, primarily relative to the South African Rand, the Brazilian Real and the Euro, based on current currency exchange rates as compared to 2004 average rates, as virtually all of GTI’s graphite electrode production is outside the United States.

        Electronic Thermal Management. Over the past two years, GTI’s electronic thermal management (ETM) products have penetrated global markets which are growing in excess of 20 percent per year. GTI’s technologically advantaged ETM products demonstrated excellent growth in 2004, with revenues growing to $12 million, versus $2 million in 2003. ETM products and solutions have enabled GTI’s customers to be leaders in designing smaller, lighter and more powerful electronic devices such as plasma display panel televisions, ultra lightweight laptops, cell phones and other electronic devices, where heat management issues are becoming increasingly more critical. During 2005, GTI expects to expand its research and development and sales and marketing teams to accelerate its successful penetration of the thermal management market. For 2005, GTI is targeting at least a 50 percent increase in ETM revenues to $18 to $20 million.

        Total Company. Mr. Shular commented on the outlook stating, “GTI expects global economic conditions to remain strong in 2005 and expects another year of strong steel production. Our graphite electrode business is expected to deliver a solid year of performance and profit growth after achieving 15 to 20 percent price increases. For our remaining non-graphite electrode businesses, we expect gross profit to improve $5 to $7 million. On the cost side, we continue to drive savings initiatives throughout our graphite electrode production network and all of our businesses. Inflationary pressures around the globe continue to pressure our costs. Accordingly, on the cost front, we have secured pricing for the majority of our graphite electrode production costs (excluding the impacts of changes in currency exchange rates).”

        “As a result of this guidance, we expect 2005 free cash flow before antitrust and restructuring payments to be $25 million, or an $82 million increase when compared to the use of $57 million of cash in 2004 (see attached reconciliation). Total free cash flow will improve by almost $150 million as compared to a use of cash of $145 million in 2004. This improvement includes an expected improvement of about $60 to $70 million in cash flow from operations, a $65 million reduction in antitrust and restructuring payments and a $10 million reduction in required capital expenditures.”

Dollars in millions	2004	2005E	2005E vs 2004
Free Cash Flow*	($145)	$2	$147
Add Back Legacy payments
Antitrust investigations and related lawsuits
and claims,net	71	17	($ 54)
Restructuring payments	17	6	($ 11)

Free Cash Flow before legacy payments	($ 57)	$25	$82

*Excludes discontinued accounts receivable factoring, see attached reconciliation.

        “Over the past six years, we have paid out over $400 million to fund legacy antitrust liabilities. At the end of 2005, we will have only $26 million remaining to be paid to the Department of Justice to put these legacy antitrust liabilities behind the Company. In addition, to reduce costs and improve competitiveness, we froze our defined benefit pension and postretirement programs and have reduced related liabilities by approximately $50 million since the end of 2002.”

        “Based on the above guidance, we expect net income before other income/expense, net, to be about $55 to $65 million in 2005, or approximately 25 percent to 50 percent higher than in 2004. This is consistent with 2005 earnings per share before Other Income/Expense, net, of approximately $0.50 to $0.60, including the effects on earnings per share of our contingent convertible debentures.”

        GTI believes that its strategy of maximizing the cash flow generation from its existing asset base and the commercialization of advanced technologies has positioned the Company to deliver improved results over the long term.  GTI manages its business on a cash basis and the Company’s incentive compensation plans are linked to cash generation.  On a quarterly basis, the Company will review and discuss in detail key business and cash flow drivers including market conditions, strategic and operational initiatives management is undertaking to drive its business, its view on anticipated performance of key components of its business and other relevant factors expected to affect its performance. However, GTI will no longer issue quarterly earnings per share guidance, as the Company believes that short-term results are neither indicative of nor conducive to the building of long-term value and 2005 will be the last year GTI will issue earnings per share guidance.

    Mr.   Shular continued, “Our first quarter graphite electrode volume is expected to be approximately 45,000 metric tons. In addition to typically lower first quarter seasonal shipment patterns, we expect lower volumes resulting from our recent pricing actions. Average graphite electrode revenue per metric ton for the first quarter, estimated at about $2,825, is expected to reflect the lowest average price for 2005, as volumes under contracts that run from 1Q04 to 1Q05 are shipped during the quarter. We also expect to use cash for working capital, in addition to making our customary semi-annual bond interest payments. Accordingly, the first quarter, although expected to be profitable, is expected to be our weakest quarter for 2005 and to show a net use of cash. We expect strong sequential growth in each of our last three quarters both in earnings and cash flow as both higher volumes and prices are realized.”

RECAP COMPANY GUIDANCE Dollars in millions, except per ton data and percentages	2005E	Q105E

Total net sales increase vs. 2004	+10%
ETM net sales guidance	$18-20
GE average revenue per metric ton	$2,900-$3,000	$ 2,825
GE sales volume in metric tons	210,000	45,000
Graphite electrode cost increase	+10-12%
Non GE business gross profit growth	$5-7	Flat vs Q1 04

Interest expense	$49
Tax rate	36-38%
Total SG&A and R&D	$108-$112	$ 27-28
Capital expenditures	$45-50

Working capital use of cash	$25-30
Restructuring payments	$6
Antitrust payments	$ 17	$4
Refinancing costs	$4	$4
Diluted shares	112.6	112.6

        GTI expects 2005 free cash flow before antitrust and restructuring payments to be $25 million, or an $82 million increase from 2004.

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-0204 for domestic and 303-205-0033 for international. The conference call will be recorded and replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11021508#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to EAF steel production capacity may not occur or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased EAF steel production may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased demand for or prices or sales volume of cathodes; the possibility that actual graphite electrode prices may be different than spot prices or announced prices; the possibility that consolidation of steel and aluminum producers could impact our business or industry; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated developments relating to antitrust investigations or lawsuits or to the lawsuit initiated by us against our former parents; the possibility that expected cost savings or price increases or adjustments may not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock, senior notes or convertible senior debentures may affect de-leveraging plans or activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; the possibility that a business interruption may adversely affect our ability to supply our products; the possibility that a service provider to whom we outsource our business processes may fail to provide those services; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to future cost savings are based on assumptions and subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not constitute an admission of liability as to any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data)
(Unaudited)

	At December 31,	At December 31,
ASSETS	2003	2004
Current Assets:
Cash and cash equivalents	$34	$24
Accounts and notes receivable, net of allowance for doubtful accounts of $4 million at December 31, 2003 and December 31 2004	125	206
Inventories:
Raw materials and supplies	42	59
Work in process	133	142
Finished goods	29	24

	204	225
Prepaid expenses and other current assets	24	25

Total current assets	387	480
Property, plant and equipment	1,031	1,131
Less: accumulated depreciation	691	753

Net property, plant and equipment	340	378
Deferred income taxes	176	153
Goodwill	20	23
Assets held for sale	1	--
Other assets	42	34

Total assets	$966	$1,068

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$93	$86
Short-term debt	1	1
Accrued income and other taxes	31	38
Other accrued liabilities	157	99

Total current liabilities	282	224

Long-term debt:
Principal value	516	655
Fair value adjustment for hedge instruments	14	15
Unamortized bond premium	4	2

Total long-term debt	534	672

Other long-term obligations	204	149
Deferred income taxes	43	46
Minority stockholders' equity in consolidated entities	31	30
Commitments & contingencies	--	--
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	--	--
Common stock, par value $.01, 150,000,000 shares authorized, 96,402,287 & 100,520,240 shares issued at December 31, 2003 and December 31 2004, respectively	1	1
Additional paid-in capital	893	941
Accumulated other comprehensive loss	(286)	(276)
Accumulated deficit	(644)	(627)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2003 and December 31 2004	(86)	(86)
Less: cost of common stock held in employee benefit trusts, 503,232 shares
at December 31, 2003 and 522,732 shares at December 31 2004	(6)	(6)

Total stockholders' deficit	(128)	(53)

Total liabilities and stockholders' deficit	$966	$1,068

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2004	2003	2004
Net Sales	$188	$232	$712	$848
Cost of Sales	143	175	544	638

Gross Profit
	45	57	168	210
Research and development	3	2	11	8
Selling, administrative and other expenses	22	23	85	90
Other (income) expense, net	(3)	3	(12)	21
Restructuring Charges	--	(2)	20	--
Impairment loss on long-lived and other assets	7	--	7	--
Antitrust investigations and related lawsuits and claims	32	--	32	(11)
Interest expense	9	12	45	39
Interest income	--	--	--	(1)

	70	38	188	146

Income (loss) from continuing operations before provision for income tax and minority stockholders' share of income	(25)	19	(20)	64
Provision for income taxes	3	10	5	46

Net income (loss) of consolidated entities before minority stockholders' share of income	(28)	9	(25)	18
Less: Minority stockholders' share of income	--	--	1	1

Net income (loss) from continuing operations	(28)	9	(26)	17
Discontinued operations:
Income from discontinued operations (less applicable income tax expense)	--	--	1	--
Gain on sale of discontinued operations (less applicable income tax expense)	--	--	1	--

Net Income (loss)	$(28)	$9	$(24)	$17

Basic income (loss) per common share:
Net Income (loss) from continuing operations	$(0.30)	$0.09	$(0.38)	$0.18
Discontinued operations	--	--	0.02	--

Net income (loss) per share	$(0.30)	$0.09	$(0.36)	$0.18

Weighted average common shares outstanding (in thousands)	92,476	97,523	67,981	96,548

* Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.30)	$0.09	$(0.38)	$0.17
Discontinued operations	--	--	0.02	--

Net Income (loss) per share	$(0.30)	$0.09	$(0.36)	$0.17

Weighted average common shares outstanding (in thousands)	92,476	98,718	67,981	98,149

* Diluted income (loss) per share includes the effect of the Company’s contingently convertible debt on an “as converted basis” for all periods presented in accordance with Emerging Issue Task Issue 04-8, “The effect of Contingent Convertible Debt on Diluted Earnings Per Share” which was effective for reporting periods ending after December 15, 2004. The shares underlying the 1.625% Debenture were excluded from the if-converted method for the three months and year-ended December 31, 2004 as the effect would be anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
Cash flow from operating activities:
Net income (loss)	$(28)	$9	$(24)	$17
Income from discontinued operations	--	--	1	--
Gain on sale of discontinued operation	--	--	1	--

Income (loss) from continuing operations	(28)	9	(26)	17
Adjustments to reconcile net income (loss)
to cash provided by operations:
Depreciation and amortization	9	9	31	35
Deferred income taxes	6	--	2	26
Antitrust investigations and related lawsuits and claims	32	--	32	1
Restructuring charge	--	(1)	20	--
Loss on exchange of common stock for senior notes	--	--	--	5
Impairment loss on long-lived and other assets	7	--	7	--
Interest expense	6	1	--	(2)
Post Retirement plan changes	6	(2)	--	(10)
Gain of sale of assets	--	--	--	(3)
Fair value adjustments on interest rate caps	(1)	--	--	4
Other (credits) charges, net	(25)	(2)	(46)	13
(Increase) decrease in working capital*	23	15	(36)	(179)
Long-term assets and liabilities	(6)	(18)	(10)	(38)

Net cash used in operating activities from continued
operations	29	11	(26)	(131)
Net cash provided by operating activities from discontinued operations	--	--	1	--

Net cash provided by (used in) operating activities	29	11	(25)	(131)

Cash flow from investing activities:
Capital expenditures	(12)	(28)	(41)	(59)
Purchase of derivative investments	(1)	(2)	--	(3)
Proceeds from sale of assets	3	--	3	6
Proceeds from sale of discontinued operations	1	--	16	--

Net cash provided by (used in) investing activities	(9)	(30)	(22)	(56)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(14)	--	(19)	(1)
Revolving facility payments	(56)	--	(374)	--
Revolving facility borrowings	--	--	364	--
Long-term debt borrowings	--	--	--	225
Long-term debt reductions	(116)	(15)	(116)	(44)
Proceeds from sale of interest rate swap, net	--	--	30	--
Purchase of interest rate caps	--	--	(5)	--
Proceeds from sale of common stock	190	--	190	--
Proceeds from exercise of stock options	4	--	4	7
Financing costs	--	(1)	(1)	(8)
Premium on Bond Repurchase	--	(2)	--	(3)
Dividends paid to minority stockholders	--	--	(4)	--

Net cash provided by (used in) financing activities	8	(18)	69	176

Net increase (decrease) in cash and cash equivalents	28	(37)	22	(11)
Effect of exchange rate changes on cash and cash equivalents	--	--	1	1
Cash and cash equivalents at beginning of period	6	61	11	34

Cash and cash equivalents at end of period	$34	$24	$34	$24

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$1	$1	$61	$38

Income taxes	$4	$6	$11	$20

Non-cash operating, investing and financing activities:
Exchanges of common stock for senior notes which decrease long-term debt	$-	$-	$55	$35
Common Stock issued to savings and pension plan trusts	$-	$-	$8	$1
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$7	$(10)	$(4)	$(21)
Reduction in factoring of accounts receivable	--	--	--	(45)
Inventories	2	1	(9)	(6)
Prepaid expenses and other current assets	1	1	--	--
Payment for antitrust investigations and related lawsuits and claims	--	(3)	(4)	(83)
Restructuring payments
	(1)	(2)	(5)	(17)
Decrease (increase) in accounts payable and accruals	14	28	(14)	(7)

(Increase) decrease in working capital	$23	$15	$(36)	$(179)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Q4 2003	Year 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Year 2004

NET SALES:
Synthetic Graphite	$172	$638	$174	$187	$184	$206	$751
Other	17	74	23	26	22	26	97

Total	$189	$712	$197	$213	$206	$232	$848

GROSS PROFIT:
Synthetic Graphite	$41	$151	$41	$48	$47	$51	$187
Other	4	17	4	6	7	6	23

Total	$45	$168	$45	$54	$54	$57	$210
GROSS PROFIT MARGIN:
Synthetic Graphite	24.3%	23.7%	23.5%	25.6%	25.5%	24.6%	24.8%
Other	18.9%	23.1%	17.6%	25.9%	29.2%	22.8%	23.8

Total	23.8%	23.6%	22.8%	25.6%	25.9%	24.4%	24.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2004
Net income (loss) [($0.30) and $0.09 per diluted share, respectively]	$(28)	$9
Adjustments, net of tax:
Restructuring and impairment	6	(2)
Gain on sale of discontinued operations	-	-
Antitrust reserve adjustment	29	-
Special non-cash tax charge	-	3

Income (loss) excluding adjustments	$7	$10

Plus: Other (income) expense, net, net of tax	(2)	2

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, antitrust reserve adjustment, special tax charge and other (income) expense, net	$5	$12

Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	-	(1)

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, antitrust reserve adjustment, special tax charge and other (income) expense, net and interest benefit from accelerated amortization of gains on interest rate swaps and cumulative expense related to increase in tax rate [$0.06 and $0.11 per diluted share, respectively]	$5	$11

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Year ended December 31, 2003	Year Ended December 31, 2004
Net income (loss) [($0.36) and $0.17 per diluted share, respectively]	$(24)	$17
Adjustments, net of tax:
Restructuring and impairment	19	(1)
Gain on sale of discontinued operations	(1)	-
Antitrust reserve adjustment	29	(11)
Special non-cash tax charge	-	28

Income (loss) excluding adjustments	$23	$33

Plus: Other (income) expense, net, net of tax	(7)	14

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, antitrust reserve adjustment, tax settlement adjustment and other (income) expense, net	$16	$47

Less: Interest benefit, net, from accelerated amortization of gains on interest rate swaps, net of tax	(4)	(3)

Income (loss) excluding restructuring, impairment, antitrust reserve adjustment and other (income) expense, net and interest benefit from accelerated amortization of gains on interest rate swaps [$0.18 and $0.43 per diluted share, respectively]	$12	$44

        The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingent convertible debt and excludes approximately $5 million ($3 million after tax) of convertible debenture interest expense.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA, CASH FROM OPERATIONS, FREE CASH FLOW AND NET DEBT GUIDANCE DATA: Earnings, EBITDA, cash from operations, free cash flow and net debt guidance is provided on a GAAP basis assuming that interest rates for the 2004 fourth quarter are based on current market expectations of future LIBOR rates, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to re-measurement of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, such guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        In the 2004 fourth quarter, FASB’s Emerging Issues Task Force reached a final consensus that the dilutive effect of contingently convertible debt must be considered in calculating dilutive earnings per share regardless of whether the triggering contingency has been satisfied. For GTI, this accounting change will result in the addition of 13.6 million common shares to the shares outstanding. Accordingly, earnings outlook for 2005 is based upon 112.6 million dilutive weighted average shares outstanding for the 2004 full year, which includes the shares attributable to the convertible debt. Note that the diluted earnings per share outlook also excludes the interest expense on those contingent convertible debentures of $5 million ($3 million after tax) in accordance with accounting literature effective December 15, 2004.

        GTI does not forecast the future impact of changes in stock options or other stock-based compensation or in convertible debentures on earnings, shares outstanding or earnings per share for the periods forecasted, which may change due to grant, exercise, conversion, cancellation, repurchase, redemption or other events or due to changes in share price or accounting principles. GTI is currently assessing the impact of the adoption of FASB Statement No. 123(R), Share-Based Payment, on our consolidated results of operations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q4 2003	2003 Year	Q1 2004	Q2 2004	Q3 2004	Q4 2004	2004 Year
Net income (loss)	$(28)	$(24)	$--	$18	$(10)	$9	$17
Add back:
Minority stockholders' share of income	--	1	--	--	1	--	1
Provision for (benefit from) income taxes	3	5	1	4	31	10	46
Interest expense	9	45	7	10	10	12	39
Interest income	--	--	(1)	--	--	--	(1)
Antitrust investigations and related lawsuits and claims	32	32	1	(12)	--	--	(11)
Restructuring & impairment losses on long lived and other assets	7	27	1	3	(2)	(2)	--
Depreciation and amortization	9	31	9	8	9	9	35

EBITDA	$32	$117	$18	$31	$39	$38	$126
Other (Income) Expense, net, included above	(3)	(12)	13	7	(2)	3	$21

EBITDA before Other (Income) Expense, net	$29	$105	$31	$38	$37	$41	$147

EBITDA before Other (Income) Expense, net as a percent of net sales	15.3%	14.7%	15.7%	17.8%	18.0%	17.7%	17.3%

MEMO : Income from discontinued operations	--	$1	--	--	--	--	--
MEMO : Gain on sale of discontinued operations	--	$1	--	--	--	--	--
MEMO : Cash portion of restructuring and impairment losses	--	$16	--	$3	$(3)	$(2)	$(2)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

2004
Cash flow provided by (used for) operating activities	$(131)
Add back:
Discontinued accounts receivable factoring	45
Capital expenditures	(59)

Free Cash Flow	$(145)

Add Back Legacy payments
Antitrust investigations and related lawsuits and claims, net	71
Restructuring payments	17

Free Cash Flow before legacy payments	$(57)

NOTE ON EBITDA, CASH FROM OPERATIONS AND FREE CASH FLOW RECONCILIATIONS: EBITDA, cash from operations and free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such non-GAAP financial measures as well as other financial measures in connection with its decision-making activities. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Dec-03	Dec-04

Long-term debt	$534	$672
Short-term debt	1	1

Total debt	$535	$673
Less:
Fair value adjustments for hedge instruments	14	15
Unamortized bond premium	4	2
Cash and cash equivalents	34	24

Net debt	$483	$632

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $10 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $25 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.